UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 11, 2012 (December 7, 2012)
Date of Report (Date of earliest event reported)

Caesars Entertainment Corporation
(Exact name of Company as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)
One Caesars Palace Drive
Las Vegas, Nevada 89109
(Address of principal executive offices) (Zip Code)

(702) 407-6000
(Company’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item     5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Grant of Options to Purchase Shares
On December 7, 2012, the 162(m) Plan Committee (the “162(m) Committee”) of the Board of Directors of Caesars Entertainment Corporation (the “Company”) approved the award of an option to purchase shares of common stock of the Company to Donald Colvin, Executive Vice President and Chief Financial Officer. The award of the option to purchase shares consists of 93,750 time-based shares of common stock at an exercise price of $7.32 per share (the “Time-Based Option Grant”) and 56,250 shares of performance-based common stock at an exercise price of $7.32 per share (the “Performance-Based Option Grant”) pursuant to the Company’s 2012 Performance Incentive Plan (the “Plan”).
The Time-Based Option Grant has a four-year vesting schedule with 25% percent vesting on each anniversary of the grant date as defined in the Plan.
The Performance-Based Option Grant will have the same vesting criteria as others held by management and as follows:

50% of the shares shall vest on such date that that the Company’s 30-day trailing average closing Common Stock price equals or exceeds $35.00 per share

100% of the shares shall vest on such date that that the Company’s 30-day trailing average closing Common Stock price equals or exceeds $57.41 per share

Award of Restricted Shares of Common Stock
Additionally, on December 7, 2012, the Human Resources Committee of the Board of Directors of the Company approved the award of 50,000 restricted shares of common stock (the “Restricted Shares”) to Mr. Colvin. The Restricted Shares will have a two year vesting schedule (50% annually on the first and second anniversary of the grant date, respectively).

Item 8.01 Other Events
Amendment to the 2009 Senior Executive Incentive Plan
Also on December 7, 2012, the 162(m) Committee approved an amendment to the Company’s 2009 Senior Executive Incentive Plan (the “SEIP Plan”). Eligibility to participate in the SEIP Plan is limited to senior executives of the Company who are or who at some future date may be subject to Section 16 of the Securities Exchange Act of 1934, as amended, and such other senior executives of the Company designated as eligible for participation by the Committee (“Participants”). The 162m Committee approved the addition of a clawback and forfeiture provision, which sets guidelines for the clawback of bonuses in certain circumstances and allows for a clawback of all or some bonuses paid under the following conditions:

(a)
in the event of an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under applicable securities laws that reduces the amount payable or due in respect of an award under the SEIP Plan that would have become payable had the Company’s EBITDA, as defined as the Company’s consolidated net income before deductions for interest expense, income tax expense, depreciation expense, amortization expense for the performance period, each computed in accordance with accounting principles generally accepted in the U.S. been properly reported (as determined by the 162m Committee), (i) the award will be cancelled and (ii) a Participant will forfeit the cash payable pursuant to the award and the amount(s) (if any) paid to the Participant in respect of the award (and the Participant may be required to return or pay such amount to the Company);

(b)
if, following a Participant’s termination of employment with the Company, the 162m Committee determines that the Company had grounds to terminate such Participant for “cause” (as such term is defined in the 162m Committee’s discretion, or as set forth in a written employment or award agreement between the Company and the Participant) then the 162m Committee may, in its sole discretion, (i) cancel any outstanding portion of an award granted under the SEIP Plan (whether earned or unearned) that is held by such Participant without payment therefor and/or (ii) require the Participant or other person to whom any payment has been made in connection with such award after the date of the conduct constituting cause, to forfeit and pay to the Company, on demand, all or any portion of the amount(s) received upon the payment of any other award granted under the SEIP Plan following the date of the conduct constituting cause;

c)
to the extent required (i) by applicable law (including without limitation the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act), (ii) the rules and regulations of any United States national securities exchange or inter-dealer quotation system on which shares of the Company’s common stock are listed or quoted, and/or (iii) pursuant to a written policy adopted by the Company (as in effect and/or as amended from time to time), awards under the SEIP Plan shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into the SEIP Plan and all written agreements evidencing the grant of any outstanding award (if any).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2012	CAESARS ENTERTAINMENT CORPORATION

By: /s/ Michael D. Cohen
Michael D. Cohen
Senior Vice President, Deputy General Counsel
and Corporate Secretary